         JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER
                     AND SIX MONTHS ENDED DECEMBER 31, 2005

Morristown, Tennessee -- (January 27, 2006) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced net income of $710,000, or $0.11 per diluted share, for the quarter ended December 31, 2005 compared to net income of $882,000, or $0.12 per diluted share, for the quarter ended December 31, 2004. For the six months ended December 31, 2005, net income was $1.5 million, or $0.23 per diluted share, compared to $1.8 million, or $0.24 per diluted share, for the comparable period in 2004. The decline in net income for both the three and six month period ended December 31, 2005 was the result of an increase in noninterest expense, partially offset by an increase in net interest income and noninterest income. The increase in noninterest expense was the result of our expansion activities, as well as our adoption of Financial Accounting Standards Board's ("FASB") Statement 123R, which requires the expensing of stock options. Annualized return on average assets and return on average equity for the six months ended December 31, 2005 was .99% and 3.74%, respectively, compared to 1.19% and 4.02% for the corresponding period in 2004.

Anderson L. Smith, President and CEO, commented, "We remain focused on our expansion initiatives in both Morristown and Knoxville, Tennessee and the opportunity to enhance long-term value for our shareholders. The first year performance of our Knoxville operation has been consistent with our expectations and we look forward to expanding our presence in Knoxville. We are pleased that our investment in new facilities and human resources, combined with the additional expense of regulatory and Sarbanes-Oxley compliance, has had a minimal impact on earnings per share. We are encouraged by the significant growth in our loan portfolio and modest improvement in net interest income. Although the increase in short-term interest rates has improved the yield on earning assets, our cost of funds has also been affected by the increase in rates."

Net interest income increased $55,000 to $2.8 million for the quarter ended December 31, 2005 from the corresponding quarter in 2004. The interest rate spread and net interest margin for the quarter ended December 31, 2005 were 3.33% and 4.03%, respectively, compared to 3.23% and 3.84% for the same period in 2004. Interest income increased $494,000, or 12.7%, to $4.4 million for the three-month period ended December 31, 2005 primarily due to an increase in short term interest rates in addition to changes in the asset mix. Interest expense increased $439,000, or 39.5%, to $1.6 million for the quarter ended December 31, 2005, primarily due to an increase in deposit rates and an increase in Federal Home Loan Bank borrowings. The average rate paid on interest-bearing liabilities increased 75 basis points to 2.90% for the three months ended December 31, 2005. For the six months ended December 31, 2005, net interest income increased $76,000, or 1.4%, to $5.7 million. The interest rate spread and net interest margin for the six months ended December 31, 2005 were 3.35% and 4.04%, respectively, compared to 3.20% and 3.81% for the same period in 2004. Interest income increased $800,000, or 10.3%, to $8.6 million for the six-month period ended December 31, 2005 primarily due to an increase of 82 basis points in the yield on earning assets combined with changes in the asset mix. Interest expense increased $724,000, or 32.8%, to $2.9 million for the six months ended December 31, 2005, primarily due to an increase in deposit rates and an increase in Federal Home Loan Bank ("FHLB") borrowings.

Noninterest income increased $197,000, or 91.2%, to $413,000 for the quarter ended December 31, 2005 from the corresponding 2004 quarter. Mortgage origination fee income accounted for the largest increase in noninterest income with $131,000 for the current three-month period and no comparable income from mortgage originations in 2004. Gain on sale of foreclosed property was $83,000 for the three months ended December 31, 2005 compared to $5,000 for the same period in 2004. For the six months ended December 31, 2005, noninterest income increased $408,000, or 80.8%, to $913,000. Mortgage origination fee income accounted for the largest increase in noninterest income with $317,000 for the current six-month period and no comparable income from mortgage originations in 2004. Gain on sale of foreclosed property was $160,000 for the six months ended December 31, 2005 compared to $33,000 for the same period in 2004.

Noninterest expense increased $502,000, or 31.7%, to $2.1 million for the three-month period ended December 31, 2005, primarily due to an increase in compensation and benefits expense. Compensation and benefits expense increased $394,000, or 43.5%, to $1.3 million for the three-month period ended December 31, 2005, primarily due to staff additions for the lending office in Knoxville, Tennessee which opened on January 1, 2005, and staff additions for our future branch office in Morristown, Tennessee and two future branch offices in Knoxville, Tennessee which are anticipated to open during 2006. On July 1, 2005, we adopted FASB Statement No.123R, "Share-Based Payment" which requires the expensing of stock options at fair value. Accordingly, for the three months ended December 31, 2005, compensation and benefits expense included $66,000 related to the expensing of stock options. For the six months ended December 31, 2005, noninterest expense increased $1.0 million, or 31.2%, to $4.2 million due primarily to an increase in compensation and benefits expense. Compensation and benefits expense increased $736,000, or 39.9%, to $2.6 million for the six months ended December 31, 2005 due to staff additions and stock option expensing. Compensation and benefits expense related to stock option expense totaled $133,000 for the six months ended December 31, 2005. There were 85 full-time employees at December 31, 2005 compared to 68 full-time employees at December 31, 2004.

Nonperforming assets totaled $772,000, or 0.25% of total assets at December 31, 2005, compared to $1.3 million, or 0.45% of total assets at June 30, 2005. Annualized net charge-offs for the six months ended December 31, 2005 were .05% of average loans, compared to .09% for the same period in 2004. The allowance for loan losses was $2.2 million, or 0.97% of total gross loans, at December 31, 2005 compared to $2.3 million, or 1.09% of total gross loans, at June 30, 2005. There were no additions to the allowance for loan losses for either period.

Total assets at December 31, 2005 were $306.1 million compared to $295.0 million at June 30, 2005. During the six months ended December 31, 2005, net loans receivable increased $19.2 million, or 9.2%, to $227.7 million, due to growth in real estate and consumer loans. Investment securities decreased $6.6 million, or 12.3%, to $46.8 million at December 31, 2005, compared to $53.4 million at June 30, 2005 due primarily to sales of investment securities. Proceeds from the sale of investment securities were used to fund stock repurchases and to fund growth in the loan portfolio. Total deposits increased $494,000 to $195.2 million at December 31, 2005 as a result of a $3.5 million increase in transaction accounts, more than offsetting a $3.0 million decrease in certificates of deposit. Transaction accounts represented 39.5% of total deposits at December 31, 2005 compared to 37.8% at June 30, 2005 and 33.4% at December 31, 2004.

Total equity decreased $4.1 million, or 5.0%, to $77.9 million at December 31, 2005 due to a combination of factors, including the repurchase of shares in the amount of $5.2 million and dividend payments of $843,000, more than offsetting net income of $1.5 million. Stock repurchases for the three months ended December 31, 2005 totaled 257,223 shares at an average cost of $13.32 per share. An additional 176,068 shares remain eligible for repurchase under the current stock repurchase program.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown and a lending office in Knoxville, Tennessee. More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

                           JEFFERSON BANCSHARES, INC.

                                                AT                   AT
                                           DEC. 31, 2005        JUNE 30, 2005
                                       --------------------  -------------------
                                               (Dollars in thousands)

FINANCIAL CONDITION DATA:
Total assets                            $     306,098          $     295,041
Loans receivable, net                         227,668                208,438
Cash and cash equivalents, and
    interest-bearing deposits                   9,615                 11,027
Investment securities                          46,792                 53,366
Deposits                                      195,200                194,706
Borrowings                                     32,000                 17,000
Stockholders' equity                           77,912                 82,028

                                              THREE MONTHS ENDED DECEMBER 31,             SIX MONTHS ENDED DECEMBER 31,
                                                2005                2004                   2005                    2004
                                       --------------------  -------------------   --------------------    -------------------
                                                      (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                         $       4,392          $       3,898        $        8,586          $        7,786
Interest expense                                1,551                  1,112                 2,931                   2,207
Net interest income                             2,841                  2,786                 5,655                   5,579
Provision for loan losses                           -                      -                     -                       -
Net interest income after
   provision for loan losses                    2,841                  2,786                 5,655                   5,579
Noninterest income                                413                    216                   913                     505
Noninterest expense                             2,087                  1,585                 4,206                   3,207
Earnings before income taxes                    1,167                  1,417                 2,362                   2,877
Total income taxes                                457                    535                   867                   1,043
Net earnings                                      710                    882                 1,495                   1,834

SHARE DATA:
Earnings per share, basic               $        0.11          $        0.12        $         0.23          $         0.24
Earnings per share, diluted             $        0.11          $        0.12        $         0.23          $         0.24
Dividends per share                     $        0.06          $        0.05        $         0.12          $         0.10
Weighted average shares:
    Basic                                   6,416,745              7,383,907             6,485,859               7,569,166
    Diluted                                 6,434,807              7,406,857             6,508,706               7,588,474


                                              THREE MONTHS ENDED DEC. 31,                  SIX MONTHS ENDED DEC. 31,
                                                2005                2004                   2005                    2004
                                       --------------------  -------------------   --------------------    -------------------
                                                                    (Dollars in thousands)

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period        $       2,281          $       2,472        $        2,293          $        2,479
                                       --------------------  -------------------   --------------------    -------------------
Provision for loan losses                           -                      -                     -                       -
Recoveries                                         40                     74                    76                     186
Charge-offs                                       (87)                  (158)                 (135)                   (277)
                                       --------------------  -------------------   --------------------    -------------------
Net Charge-offs                                   (47)                   (84)                  (59)                    (91)
                                       --------------------  -------------------   --------------------    -------------------
Allowance at end of period              $       2,234          $       2,388        $        2,234           $       2,388
                                       ====================  ===================   ====================    ===================

Net charge-offs to average outstanding
    loans during the period, annualized          0.08%                  0.17%                 0.05%                   0.09%


                                                           AT                       AT                     AT
                                                     DEC. 31, 2005            JUNE 30, 2005           DEC. 31, 2004
                                                  ---------------------    ---------------------   --------------------
                                                                         (Dollars in thousands)
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                                     $              498       $              426     $              793
    Commercial business                                              -                        -                    613
    Consumer                                                         -                        -                     23
                                                  ---------------------    ---------------------   --------------------
       Total                                                       498                      426                  1,429
                                                  ---------------------    ---------------------   --------------------
Real estate owned                                                  260                      914                  1,332
Other nonperforming assets                                          14                        -                     35
                                                  ---------------------    ---------------------   --------------------

Total nonperforming assets                          $              772       $            1,340     $            2,796
                                                  =====================    =====================   ====================

                                                           SIX
                                                      MONTHS ENDED              YEAR ENDED
                                                      DEC. 31, 2005            JUNE 30, 2005
                                                  ---------------------    ---------------------
PERFORMANCE RATIOS:
Return on average assets                                       0.99%                    1.14%
Return on average equity                                       3.74%                    3.92%
Interest rate spread                                           3.35%                    3.24%
Net interest margin                                            4.04%                    3.88%
Efficiency ratio                                              63.37%                   57.17%
Average interest-earning assets to
    average interest-bearing liabilities                     132.88%                  139.49%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                               0.97%                    1.09%
Allowance for loan losses as a
    percent of nonperforming loans                           448.59%                  538.26%
Nonperforming loans as a percent
    of total loans                                             0.22%                    0.20%
Nonperforming assets as a percent
    of total assets                                            0.25%                    0.45%


Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421